Exhibit 18.1
March 20, 2006

Board of Directors
ACCO Brands Corporation
300 Tower Parkway
Lincolnshire, IL 60069

Dear Directors:

We are providing this letter to you for inclusion as an exhibit to your Form 10-K filing pursuant to Item 601 of Regulation S-K.

We have audited the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and issued our report thereon dated March 20, 2006. Notes 1 and 15 therein describe a change in accounting principle related to the elimination of a one month lag in reporting by the Company’s European subsidiaries to align their reporting period with the Company’s fiscal calendar. It should be understood that the preferability of one acceptable method of accounting over another for the determination of an appropriate alignment of a foreign subsidiary’s reporting period for purposes of consolidation has not been addressed in any authoritative accounting literature, and in expressing our concurrence below we have relied on management’s determination that this change in accounting principle is preferable. Based on our reading of management’s stated reasons and justification for this change in accounting principle in the Form 10-K, and our discussions with management as to their judgment about the relevant business planning factors relating to the change, we concur with management that such change represents, in the Company’s circumstances, the adoption of a preferable accounting principle in conformity with Accounting Principles Board Opinion No. 20.

Very truly yours,

PricewaterhouseCoopers LLP